CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Upside Knock-Out Buffered Securities due 2012	$1,541,000	$109.87

PROSPECTUS Dated December 23, 2008	Pricing Supplement No. 589 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-156423
Dated December 23, 2008	Dated November 15, 2010
Rule 424(b)(2)
$1,541,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Upside Knock-Out Buffered Securities Based on the Price of Gold due November 20, 2012

Unlike ordinary debt securities, the Upside Knock-Out Buffered Securities Based on the Price of Gold due November 20, 2012, which we refer to as the securities, do not pay interest and do not guarantee the return of any principal at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on the price of gold on the valuation date and whether an upside knock-out event has occurred on any trading day during the observation period as described below.  The payment at maturity may be less, and potentially significantly less, than the stated principal amount of the securities and could be zero.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and issue price of each security is $1,000.
•	We will not pay interest on the securities.
•	At maturity, you will receive for each $1,000 stated principal amount of securities that you hold:
º
If an upside knock-out event (as defined below) has occurred, an amount in cash equal to $1,000 plus the product of $1,000 and the knock-out rate of 27%.  If an upside knock-out event occurs, investors will receive a fixed return of 27% regardless of whether the final gold price is greater than, equal to or less than the initial gold price.  Your return will be limited to a fixed return of 27% regardless of any greater price performance of gold on the valuation date.

º	If an upside knock-out event has not occurred,
➢
If the final gold price is greater than the initial gold price, an amount in cash equal to $1,000 plus the leveraged upside payment.  The leveraged upside payment will equal $1,000 times the gold performance times 125%, which we refer to as the leverage factor.  Due to the upside knock-out feature, the effective maximum payment at maturity will be $1,937.50 per security, which is 193.75% of the stated principal amount. However, if an upside knock-out event occurs then the maximum payment at maturity will only be $1,270.

➢
If the final gold price is less than or equal to the initial gold price but greater than or equal to $1,231.65, which is 90% of the initial gold price, meaning the price of gold has declined by an amount less than or equal to the buffer amount of 10%, an amount in cash equal to $1,000.

➢
If the final gold price is less than $1,231.65, which is 90% of the initial gold price, meaning the price of gold has declined by an amount greater than the buffer amount of 10%, an amount in cash equal to $1,000 + [$1,000 x (gold performance + 10%) x downside leverage factor].  This amount will be less, and due to the downside leverage factor possibly significantly less, than the stated principal amount of $1,000 and could be zero.  There is no minimum payment on the securities at maturity.

Please see “Hypothetical Payouts on the Securities at Maturity” on PS-7.
•	An upside knock-out event occurs if the gold price is greater than the knock-out price on any trading day during the observation period.
º
The observation period will be the period that includes each trading day from and including the first trading day following the day we priced the securities for initial sale to the public, which we refer to as the pricing date, to and including the valuation date on which a market disruption event does not occur.

º	The knock-out price will be $2,394.875, which is 175% of the initial gold price.
•	The gold performance will be equal to (i) the final gold price minus the initial gold price divided by (ii) the initial gold price.
º	The initial gold price is $1,368.50, which is the gold price on the pricing date.
º	The final gold price will be the gold price on November 15, 2012, which we refer to as the valuation date, subject to postponement for non-trading days and certain market disruption events.
º
The gold price on any day will be the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (“LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such date.

•	The downside leverage factor will be 1.1111.
•	Investing in the securities is not equivalent to investing directly in gold or in futures contracts or forward contracts on gold.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 617482PN8. The ISIN for the securities is US617482PN87.

You should read the more detailed description of the securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-9.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security	$1,000	$0.50	$999.50
Total	$1,541,000	$770.50	$1,540,229.50

(1) For additional information, see “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities–Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or the prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)           an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)           an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)           a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)           otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities are medium-term debt securities of Morgan Stanley.  The securities have been designed for investors who are willing to forgo market floating interest rates on the securities in exchange for a payment at maturity that will vary depending on the price of gold on the valuation date and whether an upside knock-out event has occurred on any trading day during the observation period.  The securities do not guarantee the return of any principal at maturity, and all payments on the securities are subject to the credit risk of Morgan Stanley.

Each security costs $1,000	We, Morgan Stanley, are offering Upside Knock-Out Buffered Securities Based on the Price of Gold due November 20, 2012, which we refer to as the securities. The stated principal amount and issue price of each security is $1,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee repayment of any principal at maturity; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the repayment of any of the principal at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on the price of gold on the valuation date and whether an upside knock-out event has occurred on any trading day during the observation period.  The payment at maturity may be less, and potentially significantly less, than the stated principal amount of the securities and could be zero.  There is no minimum payment at maturity.

Payment at maturity depends on the gold price on the valuation date and during the observation period
At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the price of gold on the valuation date and whether an upside knock-out event has occurred on any trading day during the observation period, determined as follows.

An upside knock-out event will occur if the gold price is greater than $2,394.875, which is 175% of the initial gold price, which we refer to as the knock-out price, on any trading day during the observation period.

•       If an upside knock-out event HAS occurred, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 + ($1,000 x knock-out rate)

where,

knock-out rate	=	27%

and

observation period	=	The period that includes each trading day from and including the first trading day following the pricing date to and including the valuation date on which a market disruption event does not occur.

If an upside knock-out event occurs, investors will receive a fixed return of 27% regardless of whether the final gold price is greater than, equal to or less than the initial gold price.  In this scenario, your return will be limited to a fixed return of 27% regardless of any greater price performance of gold on the valuation date.

• If an upside knock-out event HAS NOT occurred,

➢ If the final gold price is greater than the initial gold price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 + leveraged upside payment,
where,

leveraged upside payment	=	$1,000 x gold performance x leverage factor

and

gold performance	=	final gold price – initial gold price
initial gold price
and

leverage factor will be 125%

and where,

final gold price = the gold price on November 15, 2012, which we refer to as the valuation date, subject to postponement for non-trading days and certain market disruption events.

and

initial gold price = $1,368.50, which is the gold price on the pricing date.

The gold price on any day will be the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (“LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such date.

Due to the upside knock-out feature, the effective maximum payment at maturity will be $1,937.50 per security, which is 193.75% of the stated principal amount.  However, if an upside knock-out event occurs, then the maximum payment at maturity will only be $1,270 per security.

➢ If the final gold price is less than or equal to the initial gold price but greater than or equal to $1,231.65, which is 90% of the initial gold price, meaning the price of gold has declined by an amount less than or equal to the buffer amount of 10%, you will receive for each security that you hold the stated principal amount of $1,000 at maturity.

➢ If the final gold price is less than $1,231.65, which is 90% of the initial gold price, meaning the price of gold has declined by an amount greater than the buffer amount of 10%, you will receive for each security that you hold a payment at maturity equal to:

$1,000 + [$1,000 x (gold performance + 10%) x downside leverage factor]

where, downside leverage factor will be 1.1111

Because the price of gold will have declined by more than 10% in this scenario, this payment will be less, and due to the downside leverage factor possibly significantly less, than the $1,000 stated principal amount and may be zero.  There is no minimum payment at maturity on the securities.

All payments on the securities are subject to the credit risk of Morgan Stanley.

On PS-7, we have provided a table titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity over a range of hypothetical percentage changes in the price of gold.  The table does not show every situation that may occur.

You can review the historical prices of gold in the section of this pricing supplement called “Description of Securities—Historical Information.”  You cannot predict the future performance of the gold price based on its historical performance.

Investing in the securities is not equivalent to investing directly in gold or in futures contracts or forward contracts on gold.

Postponement of maturity date
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that valuation date as postponed.

Morgan Stanley Capital Group Inc. will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley Capital Group Inc., or its successors, which we refer to as MSCG, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MSCG has determined the initial gold price and will determine the final gold price and whether an upside knock-out event or a market disruption event has occurred and will calculate the payment that you will receive at maturity.

Morgan Stanley & Co. Incorporated will be the agent; conflicts of interest
The agent for the offering of the securities, Morgan Stanley & Co. Incorporated, our wholly-owned subsidiary, which we refer to as MS & Co., will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-21.

Where you can find more information on the securities
The securities are senior unsecured notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the securities, you should read the “Description of Securities” section in this pricing supplement.  You should also read about some of the risks involved in investing in the securities in the section called “Risk Factors.”  The tax and accounting treatment of investments in commodity-linked securities such as these differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  You should consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

The following table and examples illustrate the return on the securities and the payment at maturity for a range of hypothetical percentage changes in the final gold price, depending on whether or not an upside knock-out event has occurred.  The “Return on Securities” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per security to the $1,000 stated principal amount.  The hypothetical returns set forth below reflect the leverage factor of 125%, the downside leverage factor of 1.1111 and the knock-out rate of 27.00% and assume an initial gold price of $1,300 and a knock-out price of $2,275 (175% of the hypothetical initial gold price).  The hypothetical returns set forth below are for illustrative purposes only and do not reflect the actual returns applicable to a purchaser of the securities.  The numbers appearing in the following table and in the examples on the following page have been rounded for ease of analysis.

		Return on Securities
Final Gold Price	Gold Performance	Upside Knock-Out Event Has NOT Occurred(1)	Upside Knock-Out Event Has Occurred(2)
$2,470	90.00%	N/A	27.00%
$2,340	80.00%	N/A	27.00%
$2,288	76.00%	N/A	27.00%
$2,275	75.00%	93.75%	27.00%
$2,210	70.00%	87.50%	27.00%
$2,080	60.00%	75.00%	27.00%
$1,950	50.00%	62.50%	27.00%
$1,820	40.00%	50.00%	27.00%
$1,690	30.00%	37.50%	27.00%
$1,560	20.00%	25.00%	27.00%
$1,495	15.00%	18.75%	27.00%
$1,430	10.00%	12.50%	27.00%
$1,365	5.00%	6.25%	27.00%
$1,313	1.00%	1.25%	27.00%
$1,300	0.00%	0.00%	27.00%
$1,235	-5.00%	0.00%	27.00%
$1,170	-10.00%	0.00%	27.00%
$1,105	-15.00%	-5.56%	27.00%
$1,040	-20.00%	-11.11%	27.00%
$910	-30.00%	-22.22%	27.00%
$780	-40.00%	-33.33%	27.00%
$650	-50.00%	-44.44%	27.00%
$520	-60.00%	-55.56%	27.00%
$390	-70.00%	-66.67%	27.00%
$260	-80.00%	-77.78%	27.00%
$130	-90.00%	-88.89%	27.00%
$0	-100.00%	-100.00%	27.00%

(1) The gold price is less than or equal to the knock-out price of 175% of the initial gold price on each trading day during the observation period.
(2) The gold price is greater than the knock-out price of 175% of the initial gold price on at least one trading day during the observation period.

The following examples illustrate how the payment at maturity on the securities is calculated.

Example 1: The gold price increases from the initial gold price of $1,300 to a final gold price of $1,560 and the gold price did not exceed the knock-out price of $2,275 on any trading day during the observation period.  Because the final gold price of $1,560 is greater than the initial gold price of $1,300 and an upside knock-out event has not occurred, the investor receives a payment at maturity of $1,250 per $1,000 principal amount security, calculated as follows:

$1,000 + ($1,000 x 20% x 125%) = $1,250

Example 2: The gold price increases from the initial gold price of $1,300 to a final gold price of $1,820 and the gold price exceeded the knock-out price of $2,275 on at least one trading day during the observation period.  Because an upside knock-out event has occurred, the investor receives a fixed payment at maturity of $1,270 per $1,000 principal amount security, event though the gold performance of 40% would have resulted in a higher payment at maturity if an upside knock-out event had not occurred, calculated as follows:

$1,000 + ($1,000 x 27.00%) = $1,270

Example 3: The gold price decreases from the initial gold price of $1,300 to a final gold price of $1,170 and the gold price did not exceed the knock-out price of $2,275 on any trading day during the buffer observation period.  Although the gold performance is negative, because the final gold price of $1,170 is less than the initial gold price of $1,300 by not more than the buffer amount of 10% and an upside knock-out event has not occurred, the investor receives a payment at maturity of $1,000 per $1,000 principal amount security.

Example 4: The gold price decreases from the initial gold price of $1,300 to a final gold price of $1,040 and the gold price exceeded the knock-out price of $2,275 on at least one trading day during the observation period.  Because an upside knock-out event has occurred, the investor receives a fixed payment at maturity of $1,270 per $1,000 principal amount security, in spite of the fact that the gold performance is –20%, calculated as follows:

$1,000 + ($1,000 x 27.00%) = $1,270

Example 5: The gold price increases from the initial gold price of $1,300 to a final gold price of $2,288 and the gold price did not exceed the knock-out price of $2,275 on any trading day prior to the valuation date.  Because the final gold price triggered an upside knock-out event, the investor receives a fixed payment at maturity of $1,270 per $1,000 principal amount security, even though the gold performance of 76% would have resulted in a significantly higher payment at maturity if an upside knock-out event had not occurred on the valuation date, calculated as follows:

$1,000 + ($1,000 x 27.00%) = $1,270

Example 6: The gold price decreases from the initial gold price of $1,300 to a final gold price of $650 and the gold price did not exceed the knock-out price of $2,275 on any trading day during the observation period.  Because the final gold price of $650 is less than the initial gold price of $1,300 by more than the buffer amount of 10% and an upside knock-out event has not occurred, the investor receives a payment at maturity of $555.56 per $1,000 principal amount security, calculated as follows:

$1,000 + [$1,000 x (–50% + 10%) x 1.1111]  = $555.56

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, do not pay interest and do not guarantee the return of any principal at maturity.  Investing in the securities is not equivalent to directly investing in gold or in futures contracts or forward contracts on gold.  This section describes the most significant risks relating to the securities.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee a return of any principal at maturity
The terms of the securities differ from those of ordinary debt securities in that we do not guarantee to pay you the principal amount of the securities at maturity and do not pay you interest on the securities.  If an upside knock-out event has not occurred and the final gold price is less than 90% of the initial gold price, meaning the price of gold has declined by more than the 10% buffer amount, the payment at maturity on each security will be less, and due to the downside leverage factor possibly significantly less, than the stated principal amount of the securities.  The entire principal amount of your investment is at risk.

Your appreciation potential is limited by the upside knock-out feature
If the gold price has increased above $2,394.875, which is 175% of the initial gold price, which we refer to as the knock-out price, during the observation period, the return on your investment in the securities will only equal the knock-out rate of 27%.  As a result, the effective maximum payment at maturity will be $1,937.50 per security (193.75% of the stated principal amount), which will only be payable in the event that the final gold price increases from the initial gold price by 75% without the gold price ever increasing above the knock-out price during the observation period.  If an upside knock-out event occurs then the maximum payment at maturity will only be $1,270 per security.  The observation period is the period that includes each trading day from and including the first trading day following the pricing date to and including the valuation date on which a market disruption event does not occur.

If an upside knock-out event occurs, the return on the securities will be fixed and the market value of the securities will no longer be linked to the price of gold
If on any trading day during the observation period the gold price is greater than the knock-out price, the payment at maturity will be the stated principal amount of each security plus $270 and will no longer depend on the price of gold on the valuation date.  If an upside knock-out event occurs and the final gold price is more than 27% greater than the initial gold price, the return on your investment would be less, and possibly significantly less, than the amount you would receive on an investment whose return is based on the percentage change in the final gold price from the initial gold price.  If you try to sell your securities in the secondary market prior to maturity in this situation, you will likely receive the price for a security with a fixed return of 27% at maturity.

The securities will not be listed and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

Market price of the securities may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

• the gold price at any time,

• the market price of gold and futures contracts on gold, including in relation to the knock-out price, and the volatility (frequency and magnitude of changes in value) of such prices,

• whether or not an upside knock-out event has occurred,

• trends of supply and demand for gold generally,

• interest and yield rates in the market,

• geopolitical conditions and economic, financial, political, regulatory or judicial events that affect gold or commodities markets generally and which may affect the gold price,

• the time remaining to the maturity of the securities, and

• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the price of gold is at or below the initial gold price or if market interest rates rise.

You cannot predict the future prices of gold based on its historical prices.  An upside knock-out event may not occur and the final gold price may be less than $1,231.65, which is 90% of its initial price so that you will receive at maturity an amount that is less than the $1,000 stated principal amount of each security.  There can be no assurance that the final gold price will be greater than the initial gold price or that an upside knock-out event will occur so that you will receive at maturity an amount that is greater than the $1,000 stated principal amount for each security you hold.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

The return on the securities is linked to a single commodity, and the price of gold may change unpredictably and affect the value of the securities in unforeseeable ways
Investments, such as the securities, linked to the prices of commodities, such as gold, are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including the principal factors set out below.  These factors may affect the price of gold, and therefore of the securities, in varying and potentially inconsistent ways.

The price of gold to which the return on the securities is linked is the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery.  The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time.  Specific factors affecting the daily fixing price of gold include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events as well as wars and political and civil upheavals.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs in major gold producing nations such as South Africa, the United States and Australia, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold market.  It is not possible to predict the aggregate effect of all or any combination of these factors.

Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally
The payment at maturity on the securities is linked exclusively to the price of gold and not to a diverse basket of commodities or a broad-based commodity index.  The price of gold may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally.  Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of gold may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Description of Securities—Historical Information.”

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

There are risks relating to trading of commodities on the London Bullion Market Association
Gold is traded on the London Bullion Market Association which we refer to as the LBMA.  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected.  The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading.  For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices commodities trading on the LBMA. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Investing in the securities is not equivalent to investing in gold or in futures contracts or forward contracts on gold
Investing in the securities is not equivalent to investing in gold or in futures contracts or forward contracts on gold.  By purchasing the securities, you do not purchase any entitlement to gold, or futures contracts or forward contracts on gold.  Further, by purchasing the securities, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on gold.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, MSCG has determined the initial gold price and will determine the final gold price and whether an upside knock-out event or a market disruption event has occurred, and will calculate the amount of cash you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of the gold price in the event of a market disruption event, may adversely affect the payout to you at maturity.  See the section of this pricing supplement called “Description of Securities—Market Disruption Event.”

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities
One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the securities (and possibly to other instruments linked to the price of gold), including trading in futures contracts on gold as well as in other instruments related to gold.  Some of our subsidiaries also trade gold and other financial instruments related to gold on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial gold price and, as a result, could have increased the level at which the gold price must be on the valuation date before you would receive a payment at maturity that exceeds the stated principal amount, if an upside knock-out event were not to occur.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the gold price during the observation period, including on the valuation date, and whether an upside knock-out event occurs, and, accordingly, the amount of cash you will receive upon a sale of the securities or at maturity.

Although we believe that each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in a security

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $1,000 stated principal amount of our Upside Knock-Out Buffered Securities Based on the Price of Gold due November 20, 2012.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$1,541,000
Pricing Date	November 15, 2010
Original Issue Date (Settlement Date)	November 18, 2010 (3 Business Days after the Pricing Date)
Maturity Date	November 20, 2012, subject to extension if the Valuation Date is postponed in accordance with the definition thereof.

If, due to a Market Disruption Event or otherwise, the Valuation Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following the Valuation Date as postponed.  See “––Valuation Date” below.

Issue Price	100% ($1,000 per Security)
Stated Principal Amount	$1,000 per Security
Denominations	$1,000 and integral multiples thereof
CUSIP Number	617482PN8
ISIN	US617482PN87
Interest Rate	None
Specified Currency	U.S. dollars
Payment at Maturity	At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash equal to:
• if an Upside Knock-Out Event has occurred, $1,000 plus the product of $1,000 and the Knock-Out Rate; or

•  if an Upside Knock-Out Event has not occurred, (i) if the Final Gold Price is greater than the Initial Gold Price, $1,000 plus the Leveraged Upside Payment, (ii) if the Final Gold Price is less than or equal to the Initial Gold Price but greater than or equal to $1,231.65, which is 90% of the Initial Gold Price, the Stated Principal Amount of $1,000 or (iii) if the Final Gold Price is less than $1,231.65, which is 90% of the Initial Gold Price, $1,000 + [$1,000 x (Gold Performance + 10%) x Downside Leverage Factor].

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Upside Knock-Out Event	An Upside Knock-Out Event occurs if the Gold Price is greater than the Knock-Out Price on any Trading Day during the Observation Period.
Knock-Out Price	$2,394.875, which is 175% of the Initial Gold Price.
Observation Period
The period that includes each Trading Day from and including the first Trading Day following the Pricing Date to and including the Valuation Date on which no Market Disruption Event occurs.  The Observation Period will extend to the date on which the Final Gold Price is determined if the Valuation Date is postponed in accordance with the definition thereof, regardless of whether such date is a non-Trading Day or a day on which a Market Disruption Event occurs.

Knock-Out Rate	27%
Leveraged Upside Payment	The product of (i) $1,000 and (ii) the Gold Performance and (iii) the Leverage Factor.
Leverage Factor	125%
Gold Performance	A fraction, the numerator of which is the Final Gold Price minus the Initial Gold Price and the denominator of which is the Initial Gold Price, as described by the following formula:

Gold Performance	=	Final Gold Price – Initial Gold Price
Initial Gold Price

Downside Leverage Factor	1.1111
Gold Price
On any day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (“LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such date, as determined by the Calculation Agent.

Reuters, Bloomberg and various other third party sources may report prices of gold.  If any such reported price differs from that as calculated by the London Gold Market and published by the LBMA, the price as published by the LBMA will prevail.

Initial Gold Price	$1,368.50, which is the Gold Price on the Pricing Date.
If the Initial Gold Price as finally published by the LBMA differs from any initial price specified in this pricing supplement, we will

If the Initial Gold Price as finally published by the LBMA differs from any initial price specified in this pricing supplement, we will include the definitive Initial Gold Price in an amended pricing supplement.

Final Gold Price	The Gold Price on the Valuation Date, as determined by the Calculation Agent.
Valuation Date	November 15, 2012, subject to adjustment for non-Trading Days and Market Disruption Events as described in the following paragraphs.

If the scheduled Valuation Date is not a Trading Day or if a Market Disruption Event occurs on that date, the Gold Price for the Valuation Date will be, subject to the succeeding paragraph below, the Gold Price on the next Trading Day on which no Market Disruption Event occurs.

If a Market Disruption Event has occurred on each of the three consecutive Trading Days immediately succeeding the scheduled Valuation Date, the Calculation Agent will determine the Final Gold Price on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Final Gold Price shall be the arithmetic mean of such quotations.  Quotations of Morgan Stanley & Co. Incorporated (“MS & Co.”), Morgan Stanley Capital Group Inc. (“MSCG”) or any of their affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If fewer than three quotations are provided as requested, the Final Gold Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Relevant Exchange
Relevant Exchange means the LBMA or, if the LBMA is no longer the principal exchange or trading market for gold, such exchange or principal trading market for gold that serves as the source of prices for gold and any principal exchanges where options or futures contracts on gold are traded.

Trading Day
A day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Market Disruption Event	Market Disruption Event means any of a Price Source Disruption, Disappearance of Commodity Reference Price, Trading Disruption or Tax Disruption, as determined by the Calculation Agent.
Price Source Disruption	Price Source Disruption means the temporary or permanent failure of the Relevant Exchange to announce or publish the Gold Price.

Trading Disruption	Trading Disruption means the material suspension of, or material limitation imposed on, trading in gold or futures contracts related to gold on the Relevant Exchange.
Disappearance of Commodity
Reference Price
Disappearance of Commodity Reference Price means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in gold or futures contracts related to gold on the Relevant Exchange or (ii) the disappearance of, or of trading in, gold.

Tax Disruption
Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to gold (other than a tax on, or measured by reference to, overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the Gold Price on any Trading Day from what it would have been without that imposition, change or removal.

Book Entry Note or Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior
Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent	MS & Co.
Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities (the “Acceleration Amount”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though (i) the Gold Price on such date of acceleration were the Final Gold Price and (ii) the Observation Period ended on such date of acceleration.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent	MSCG and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Gold Price or whether an Upside Knock-Out Event or a Market Disruption Event has occurred.  See “—Market Disruption Event” above.  MSCG is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Historical Information
The following table sets forth the published high and low daily fixing prices of gold, as well as end-of-quarter prices of gold, for each calendar quarter in the period from January 1, 2005 to November 15, 2010.  The price of gold on November 15, 2010 was $1,368.50.  The graph following the table plots the historical daily gold prices for such period.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The Gold Price on any Trading Day will be determined with reference to the afternoon fixing price of gold published by the LBMA, as determined pursuant to “Gold Price” above, rather than the prices published by Bloomberg Financial Markets on such dates.  The historical performance set out in the table and graph below should not be taken as an indication of future performance, and no assurance can be given as to the Gold Price during the Observation Period, including on the Valuation Date.  If an Upside Knock-Out Event does not occur and the Final Gold Price is less than 90% of the Initial Gold Price, you will receive a Payment at Maturity that is less, and due to the Downside Leverage Factor possibly significantly less, than the Stated Principal Amount of the

Securities.  We cannot give you any assurance that the Final Gold Price will be greater than the Initial Gold Price or that an Upside Knock-Out Event will occur so that at maturity you will receive a payment that is greater than the Stated Principal Amount of the Securities.  We also cannot give you any assurance that, if the price of Gold increases significantly, your return will not be reduced to the Knock-Out Rate due to an Upside Knock-Out Event.  The price of gold may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

Gold High and Low Daily Fixing Prices and End-of-Quarter Prices January 1, 2005 through November 15, 2010 (stated in U.S. dollars per troy ounce)

Gold	High	Low	Period End
2005
First Quarter	443.70	411.10	427.50
Second Quarter	440.55	414.45	437.10
Third Quarter	473.25	418.35	473.25
Fourth Quarter	536.50	456.50	513.00
2006
First Quarter	584.00	524.75	582.00
Second Quarter	725.00	567.00	613.50
Third Quarter	663.25	573.60	599.25
Fourth Quarter	648.75	560.75	632.00
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter	841.10	725.50	833.75
2008
First Quarter	1,011.25	846.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter	989.00	810.00	916.50
Second Quarter	981.75	870.25	934.50
Third Quarter	1,018.50	908.50	995.75
Fourth Quarter	1,212.50	1,003.50	1,087.50
2010
First Quarter	1,153.00	1,058.00	1,115.50
Second Quarter	1,261.00	1,123.50	1,244.00
Third Quarter	1,307.50	1,157.00	1,307.00
Fourth Quarter (through November 15, 2010)	1,421.00	1,313.50	1,368.50

Gold Daily Afternoon Fixing Price – January 1, 2005 to November 15, 2010

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Securities.  The Issue Price of the Securities includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking positions in futures contracts on gold.  Such purchase activity could have increased the Initial Gold Price, and, as a result, could have increased the level at which the Gold Price must be on the Valuation Date before you would receive a payment at maturity that exceeds the Stated Principal Amount of the Securities, if an Upside Knock-Out Event were not to occur.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling futures contracts on gold or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the Observation Period, including on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the Gold Price and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may distribute the Securities through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent a fixed sales commission of $0.50 for each Security they sell.  After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or futures contracts or other instruments on gold in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));
(b) n accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in these Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Securities.

Because we may be considered a party in interest with respect to many plans these Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of these Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of these Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

• purchase the Securities at their “issue price”; and
• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
• certain financial institutions;
• insurance companies;
• certain dealers and traders in securities, commodities or foreign currencies;
• investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction;
• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or
• persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General
Under current law, the Securities should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or courts will agree with the treatment described herein.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of the Securities described above.
Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• a citizen or resident of the United States;
• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The term “U.S. Holder” also includes certain former citizens and residents of the United States.
Tax Treatment of the Securities

Tax Treatment Prior to Maturity.  Subject to the discussion below under “Upside Knock-Out Event,” a U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities at Maturity.  Subject to the discussion below under “Upside Knock-Out Event,” upon a sale or exchange of the Securities or upon settlement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any gain or loss recognized upon sale, exchange or settlement of a Security should be long-term capital gain or loss if the U.S. Holder has held the Security for more than one year at such time and short-term capital gain or loss otherwise.

Upside Knock-Out Event.  Although the matter is not entirely clear, if an Upside Knock-Out Event occurs prior to the Original Issue Date, the Securities are likely to be treated as debt instruments issued with original issue discount (“OID”) in the amount of the excess of i) the Stated Principal Amount plus the product of the Stated Principal Amount and the Knock-Out Rate over ii) the Issue Price of the Securities.  We intend to take the position that, if an Upside Knock-Out Event were to occur before the Original Issue Date, a U.S. Holder would be required to accrue the OID over the period beginning on the Original Issue Date and ending on the Maturity Date of the Securities.

If an Upside Knock-Out Event occurs after the Original Issue Date of the Securities, it is possible that a U.S. Holder will be required to recognize capital gain upon the occurrence of the Upside Knock-Out Event and accrue ordinary income over the remainder of the term of the Securities.  Alternatively, a U.S. Holder who uses an accrual method of tax accounting could be required to include in income the gain from the Securities upon the occurrence of an Upside Knock-Out Event.  You should consult your tax adviser regarding the tax consequences of the occurrence of an Upside Knock-Out Event.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue OID on the Securities every year at a “comparable yield” determined at the time of its issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments rather than as an open transaction, is higher than with other commodity-linked securities that do not provide for the return of principal.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  It is possible, for example, that a Security could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue OID as income on a current basis.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders
This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.
The term “Non-U.S. Holder” does not include any of the following holders:

•  a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or

• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.
Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.
Tax Treatment upon Sale, Exchange or Settlement of a Security

Unless otherwise provided in the applicable pricing supplement and assuming the treatment of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and
• the certification requirement described below has been satisfied with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of a Security” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability.